MUTUAL STOCK PURCHASE AGREEMENT

by

and

among

United Fuel & Energy Corporation,

Cardlock Fuels System, Inc.,

Frank P. Greinke,

and

Frank P. Greinke, as Trustee under the
Greinke Business Living Trust

Dated: September 14, 2007

TABLE OF CONTENTS

4.27	Customers and Suppliers.	24
4.28	Permits.	24
4.29	Foreign Corrupt Practices Act Compliance.	24
4.30	Certain Business Relationships with CFS.	24
4.31	Accuracy of Information Furnished.	25
4.32	Representations Complete.	25
ARTICLE 5 REPRESENTATIONS AND WARRANTIES CONCERNING UFEN		25
5.1	Entity Status.	25
5.2	Power and Authority; Enforceability.	26
5.3	No Violation.	26
5.4	Brokers’ Fees.	26
5.5	Capitalization.	26
5.6	Records.	27
5.7	Subsidiaries.	27
5.8	UFEN’s Securities Filings and Financial Statements.	27
5.9	Subsequent Events.	28
5.10	Liabilities.	30
5.11	Legal Compliance.	30
5.12	Tax Matters.	30
5.13	Title to and Condition of Assets.	30
5.14	Real Property.	31
5.15	Intellectual Property.	33
5.16	Inventory.	33
5.17	Contracts.	33
5.18	Receivables.	35
5.19	Powers of Attorney.	35
5.20	Insurance.	35
5.21	Litigation.	35
5.22	Intentionally omitted.	35
5.23	Product Liability.	35
5.24	Labor; Employees.	36
5.25	Employee Benefits.	36
5.26	Environmental, Health, and Safety Matters.	36
5.27	Customers and Suppliers.	37
5.28	Permits.	37
5.29	Foreign Corrupt Practices Act Compliance.	38
5.30	Accuracy of Information Furnished.	38
5.31	CFS Review.	38
5.32	Representations Complete.	39
ARTICLE 6 PRE-CLOSING COVENANTS		39
6.1	General.	39
6.2	Notices and Consents.	39
6.3	Operation of Business.	40
6.4	Preservation of Business.	40
6.5	Full Access.	40

6.6	Notice of Developments.	41
6.7	Exclusivity.	41
6.8	Confidentiality; Publicity.	41
6.9	Affiliated Transactions.	42
6.10	Charges, Fees, and Prepayment Obligations.	42
6.11	Repayment of Certain Liabilities from Greinke.	42
6.12	Site Inspections.	43
6.13	Consents.	43
6.14	Shareholder Approval.	43
6.15	CFS Audit.	43
6.16	UFEN Restatement.	44
ARTICLE 7 POST-CLOSING COVENANTS		44
7.1	General.	44
7.2	Litigation Support.	44
7.3	Transition.	45
7.4	Confidentiality.	45
7.5	Restrictive Covenants.	45
7.6	Release.	46
7.7	UFEN Stock Certificates.	47
7.8	CFS Employee Matters.	47
7.9	Board Matters; Chairman; Vice Chairman.	47
7.10	Discharge of Certain Liabilities to Greinke.	48
ARTICLE 8 CLOSING CONDITIONS		48
8.1	Conditions Precedent to Obligation of UFEN.	48
8.2	Conditions Precedent to Obligation of Greinke Parties.	50
ARTICLE 9 TERMINATION		51
9.1	Termination of Agreement.	51
9.2	Effect of Termination.	52
ARTICLE 10 INDEMNIFICATION		52
10.1	Survival of Representations and Warranties.	52
10.2	Indemnification Provisions for UFEN’s Benefit.	53
10.3	Indemnification Provisions for Greinke’s Benefit.	53
10.4	Indemnification Claim Procedures.	54
10.5	Limitations on Indemnification Liability.	55
10.6	Indemnification if Negligence of Indemnitee.	56
10.7	Other Indemnification Provisions.	57
ARTICLE 11 MISCELLANEOUS		57
11.1	Schedules.	57
11.2	Entire Agreement.	58
11.3	Successors.	58
11.4	Assignments.	58
11.5	Notices.	58
11.6	Specific Performance.	59

11.7	Submission to Jurisdiction; Process Agent; No Jury Trial.	60
11.8	Time.	60
11.9	Counterparts.	60
11.10	Headings.	60
11.11	Governing Law.	61
11.12	Amendments and Waivers.	61
11.13	Severability.	61
11.14	Expenses.	61
11.15	Construction.	61
11.16	Incorporation of Exhibits, Annexes, and Schedules.	62
11.17	Joint and Several Obligations.	62
11.18	Remedies.	62
11.19	Electronic Signatures.	62

v

MUTUAL STOCK PURCHASE AGREEMENT

This Mutual Stock Purchase Agreement (this “Agreement”), dated September 14, 2007, is by and among (i) United Fuel & Energy Corporation, a Nevada corporation (“UFEN”), (ii) Cardlock Fuels System, Inc., a California corporation (“CFS”), (iii) Frank P. Greinke (“Greinke”), and (iv) Frank P. Greinke, as Trustee under the Greinke Business Living Trust dated April 20, 1999 (“Trust” and, together with Greinke and CFS, each a “Greinke Party” and collectively, the “Greinke Parties”).

RECITALS:

A. Trust owns all of the outstanding capital stock of CFS.

B. UFEN desires to purchase from Trust all of the outstanding capital stock of CFS, and Trust desires to sell to UFEN all of these outstanding capital stock of CFS, in exchange for a certain number of shares of Common Stock and in accordance with this Agreement’s terms and conditions.

C. UFEN and the Greinke Parties (the “Parties”) intend for the purchase and sale of the Shares (as defined) to be treated as a tax free reorganization for tax purposes.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, UFEN and each Greinke Party agree as follows:

ARTICLE 1
DEFINITIONS

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, of 50% or more of the voting Equity Interests of a Person, or the power, directly or indirectly, to vote 50% or more of the voting Equity Interests of a Person.

“Affiliated Group” means any affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” means the Trademark License and Supply Agreement, Employment Agreement, Registration Rights Agreement, and Stockholders Agreement.

“Balance Sheet Date” is defined in Section 4.8.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

“CFS” is defined in the preamble to this Agreement.

“Change in Control” of UFEN shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or person acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of UFEN representing more than 50% of the outstanding voting power of UFEN; provided, however, that the beneficial ownership of Greinke or any of his affiliates of more than 50% of the outstanding voting power of UFEN shall not constitute a Change of Control, (ii) there is a merger, consolidation or other business combination transaction of UFEN with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of UFEN outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of UFEN (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of UFEN’s assets are sold.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Stock” means the common stock, par value $0.001 per share, of UFEN.

“Confidential Information” means any information concerning the businesses and affairs of UFEN or CFS.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Damages” means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs of burdens associated with performing injunctive relief, and other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors, and of expert witnesses and other costs (including the allocable portion of the relevant Person’s internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, or similar Contract between CFS and any employee, consultant, independent contractor, or other individuals providing services thereto pursuant to which CFS has or may have any Liability.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement (including Employee Agreements), or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each “Multiemployer Plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Employee Pension Benefit Plan” is defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” is defined in ERISA Section 3(1).

“Employment Agreement” means the employment Contract between UFEN and Charles McArthur, in substantially the form of Exhibit A.

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable” - a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, Threatened Release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect and in effect at Closing.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with CFS within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with CFS under Section 414(o) of the Code, or is under “common control” with CFS, within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means October 31, 2007.

“Fiduciary” is defined in ERISA Section 3(21).

“Financial Statements” is defined in Section 4.8.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Greinke” is defined in the preamble to this Agreement.

“Greinke Indemnified Parties” means (a) UFEN and its officers, directors, managers, employees, agents, representatives, controlling Persons, and stockholders, and (b) CFS.

“Greinke Indemnified Parties Threshold Amount” is defined in Section 10.5(b)(ii).

“Greinke Parties” is defined in the preamble to this Agreement.

“Indemnification Claim” is defined in Section 10.4(a).

“Indemnified Parties” means, individually and as a group, the UFEN Indemnified Parties and the Greinke Indemnified Parties.

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications, (c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Interim Balance Sheet” means the balance sheet contained within the Interim Financial Statements.

“Interim Financial Statements” is defined in Section 4.8.

“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) any individual who is serving, or who has at any time served, as a director, manager, officer, partner, member, executor, trustee, or similar position of such Person or a Subsidiary of such Person (or in each case any similar capacity) or (ii) any employee who is charged with or who has at any time been charged with, responsibility for a particular area of the operations of such Person or its Subsidiaries (i.e. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Material Adverse Change (or Effect)” means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

“Most Recent Year End” is defined in Section 4.8.

“Multiemployer Plan” is defined in ERISA Section 3(37).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) in the industry in which the relevant Person and its Subsidiaries does business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” is defined in the recitals to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Preferred Stock” means the series A preferred stock, par value $0.001 per share, of UFEN.

“Prohibited Transactions” is defined in ERISA Section 406 and Code Section 4975.

“Purchase Price” means the Share Purchase Price.

“Receivables” with respect to a Person, means all receivables of such Person, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

“Registration Rights Agreement” means the registration rights Contract, in substantially the form of Exhibit C.

“Releasee” and “Releasees” is defined in Section 7.6.

“Relevant Business” means the distribution of fuel to commercial vehicles at unmanned locations through the use of an access or keycard system.

“Reportable Event” is defined in ERISA Section 4043.

“Restricted Territory” means the following counties located in the State of California: Los Angeles, San Diego, Riverside, San Bernardino, Orange and Imperial.

“Schedules” means the Schedules to this Agreement which will be prepared and provided by the parties hereto prior to the Closing.

“SEC” is defined in Section 3.2(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (a) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements (or UFEN Financial Statements, as applicable) in an amount equal to the Liability for which the lien is asserted, (b) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements (or UFEN Financial Statements, as applicable) in an amount equal to the Liability for which the lien is asserted; and (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Shares” means 130,717 shares of common stock, no par value per share, of CFS.

“Share Purchase Price” is defined in Section 2.2.

“Southern” means Southern Counties Oil Co., a California limited partnership.

“Specified Consents” is defined in Section 6.15.

“Stock” means the Common Stock and the Preferred Stock.

“Stockholders Agreement” the Contract by and among UFEN, certain holders of the UFEN Common Stock and Greinke Parties, in substantially the form of Exhibit D.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 9.1 (other than Section 9.1(b)).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Threatened Release” means any event that has occurred or other circumstances that exist that could lead a prudent Person to conclude that any Release whether intentional or unintentional, is reasonably likely to occur now or in the future.

“Trademark License and Supply Agreement” means the license and supply Contract between UFEN and Southern, in substantially the form of Exhibit B.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means (a) the sale of the Shares by Trust to UFEN and UFEN’s delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement; and (c) the performance by UFEN and Greinke Parties of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Treas. Reg.” means the proposed, temporary and final regulations promulgated under the Code.

“Trust” defined in the preamble to this Agreement.

“UFEN” is defined in the preamble to this Agreement.

“UFEN Balance Sheet” means the balance sheet contained within the UFEN Financial Statements.

“UFEN Balance Sheet Date” means March 31, 2007.

“UFEN Common Stock” is defined in Section 2.2.

“UFEN Entities” is defined in Section 5.1.

“UFEN Financial Statements” is defined in Section 5.8.

“UFEN Indemnified Parties” means Greinke and Trust and their respective Affiliates.

“UFEN Indemnified Parties Threshold Amount” is defined in Section 10.5(b)(ii).

“UFEN SEC Documents” is defined in Section 5.8.

“Year End Balance Sheet” means the balance sheet contained within the Financial Statements for the Most Recent Year End.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares.

On and subject to the terms and conditions of this Agreement, UFEN agrees to purchase from Trust, and Trust agrees to sell to UFEN, all of the Shares (as described on Exhibit F) for the consideration specified in Section 2.2.

2.2 Purchase Price.

The purchase price for the Shares is $36,961,915 (the “Share Purchase Price”), which is an amount equal to five (5) times the trailing twelve month EBITDA of CFS as of June 30, 2007, payable in that number of shares of Common Stock equal to the quotient obtained by dividing the Share Purchase Price by $1.50 (the “UFEN Common Stock”).

2.3 The Closing.

The closing of the purchase and sale of the Shares (the “Closing”) will take place at the offices of Akin Gump Strauss Hauer & Feld LLP in San Antonio, Texas commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as UFEN and Trust may mutually determine (the “Closing Date”).

2.4 Deliveries at the Closing.

At the Closing:

(a) Trust will deliver to UFEN:

(i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers).

(ii) An Officers’ certificate, substantially in the form of Exhibit G, duly executed on behalf of CFS, as to whether each condition specified in Sections 8.1(a)-8.1(d) has been satisfied in all respects.

(iii) A Secretary’s certificate, substantially in the form of Exhibit H, duly executed on behalf of CFS.

(iv) The resignation, effective as of the Closing, of the directors and officers of CFS.

(v) The Stockholders Agreement, duly executed by Greinke Parties.

(vi) The Registration Rights Agreement, duly executed by Trust.

(vii) The Trademark License and Supply Agreement, duly executed by Southern.

(viii) Other documents as appropriate.

(b) UFEN will deliver to Trust:

(i) Certificates representing the UFEN Common Stock.

(ii) An Officers’ certificate, substantially in the form of Exhibit J, duly executed on UFEN’s behalf, as to whether each condition specified in Section 8.2(a)-8.2(d) has been satisfied in all respects.

(iii) A Secretary’s certificate, substantially in the form of Exhibit K, duly executed on UFEN’s behalf.

(iv) The Employment Agreement, duly executed by UFEN and Charles McArthur.

(v) The Registration Rights Agreement, duly executed by UFEN.

(vi) The Trademark License and Supply Agreement, duly executed by UFEN.

(vii) The Stockholders Agreement, duly executed by UFEN and certain holders of capital stock of UFEN (other than Greinke).

(viii) Other documents as appropriate.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
CONCERNING THE TRANSACTION

Each of Greinke and Trust, jointly and severally, represents and warrants to UFEN that the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, except as expressly provided in a representation or warranty, and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3).

3.1 Power and Authority; Enforceability.

Each of Greinke and Trust has the requisite competence and authority to execute and deliver each Transaction Document to which he or it is a party, and to perform and to consummate the Transactions. Each of Greinke and Trust has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which he or it is party, the performance of his or its obligations thereunder, and the consummation of the Transactions. Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against, Greinke and Trust, as the case may be.

3.2 No Violation.

The execution and the delivery of the Transaction Documents by Greinke and Trust and the performance and consummation of the Transactions by him and it will not (a) Breach any Law or Order to which he or it is subject, (b) Breach any Contract, Order, or Permit to which Greinke or Trust is a party or by which he or it is bound or to which any of his or its assets are subject, or (c) require any Consent, except (i) any SEC and other filings required to be made by UFEN, and (ii) any notifications or filings to relevant state or federal regulatory agencies. Neither Greinke nor Trust has Breached any Contract to which CFS is a party or by which CFS is bound or any of its assets are subject.

3.3 Brokers’ Fees.

No Greinke Party has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which UFEN or CFS could become directly or indirectly Liable.

3.4 Shares; Greinke Information.

Trust holds of record and owns beneficially the Shares as described in Exhibit F, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws). The Shares held by Trust are the sole and separate property of Greinke and as such are not subject a community interest claim from any spouse of Greinke. Exhibit F also sets forth the address, state of residence and social security number of Trust as of the date hereof. Neither Greinke nor Trust is a party to any Contract that could require him or it to sell, transfer, or otherwise dispose of any capital stock of CFS (other than this Agreement). Neither Greinke nor Trust is a party to any other Contract with respect to any capital stock of CFS.

3.5 Investment.

(a) Each of Greinke and Trust understands that the shares of UFEN Common Stock have not been, and will not be, registered under the Securities Act, or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) Trust is acquiring the UFEN Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) each of Greinke and Trust is a sophisticated investor with knowledge and experience in business and financial matters, (d) each of Greinke and Trust has received certain information concerning UFEN and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the UFEN Common Stock, (e) each of Greinke and Trust is able to bear the economic risk and lack of liquidity inherent in holding the UFEN Common Stock, and (f) each of Greinke and Trust is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

3.6 UFEN Review.

Each of Greinke and Trust:

(a) Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of his investment in the UFEN Common Stock contemplated hereby, and that each is able to bear the economic risk of such investment indefinitely.

(b) Has (i) had the opportunity to meet with representative officers and other representatives of UFEN to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (ii) received all materials, documents and other information that he or it deems necessary or advisable to evaluate the UFEN Common Stock and the Transactions.

(c) Has made his or its own independent examination, investigation, analysis and evaluation of the UFEN Common Stock, including his or its own estimate of the value of the UFEN Common Stock.

(d) Has undertaken such due diligence (including a review of UFEN’s assets, properties, liabilities, books, records, and contracts) as he or it deems adequate, including that described above.

Nothing in this Section 3.6 will preclude Greinke and Trust from relying on the representations, warranties, covenants, and agreements of UFEN herein or from pursuing his remedies with respect to a Breach thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING CFS

Each Greinke Party, jointly and severally, represents and warrants to UFEN that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as set forth in the Schedules the Greinke Parties have delivered to UFEN on or prior to the Closing Date.

4.1 Entity Status.

CFS is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of California. CFS is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. CFS has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and any businesses in which it currently proposes to engage. Schedule 4.1 lists the directors and officers of CFS. Greinke has delivered to UFEN correct and complete copies of the Organizational Documents of CFS, as amended to date. CFS is not in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of CFS.

4.2 Power and Authority; Enforceability.

CFS has the corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. CFS has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which CFS is party has been duly authorized, executed, and delivered by, and is Enforceable against, CFS.

4.3 No Violation.

Except as listed on Schedule 4.3, the execution and the delivery of the applicable Transaction Documents by CFS and the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions by CFS will not (a) Breach any Law or Order to which CFS is subject or any provision of the Organizational Documents of CFS; (b) Breach any Contract, Order, or Permit to which CFS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent, except any notifications or filings to relevant state or federal regulatory agencies; (d) trigger any rights of first refusal, preferential purchase, or similar rights; or (e) cause the recognition of gain or loss for Tax purposes with respect to CFS or subject CFS or its assets to any Tax.

4.4 Brokers’ Fees.

CFS does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which UFEN or CFS could become directly or indirectly Liable.

4.5 Capitalization.

The authorized Equity Interests of CFS consist of 1,000,000 shares of common stock, of which the Shares are issued and outstanding and no shares of common stock of CFS are held in treasury. All of the issued and outstanding Shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws, (c) were not issued in Breach of any Commitments, and (d) are held of record by Trust and owned beneficially by Greinke as set forth in Exhibit F. CFS has no Commitments with respect to any Equity Interest of CFS. No additional Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of the Equity Interests of CFS. CFS is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

4.6 Records.

The copies of the Organizational Documents of CFS that were provided to UFEN are accurate and complete and reflect all amendments made through the date hereof. The minute books and other records of CFS made available to UFEN for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders, directors, or other such representatives of CFS taken by written consent, at a meeting, or otherwise since formation.

4.7 Subsidiaries.

CFS has no Subsidiaries. Set forth on Schedule 4.7 for each Person that CFS has a direct or indirect Equity Interest is (a) its name and jurisdiction of creation, formation, or organization, (b) if such Person is a corporation, (i) the number of authorized Equity Interests of each class of its Equity Interests, (ii) the number of issued and outstanding Equity Interests of each class of its Equity Interests held by CFS, and (iii) the number of Equity Interests held in treasury, and (c) if such Person is not a corporation, (i) the class of Equity Interests created under such Person’s Organizational Documents and (ii) the amount of such Equity Interests held by CFS. CFS holds of record and owns beneficially the Equity Interests as represented on Schedule 4.7 (“Affiliate Interests”), free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws). No Commitments exist or are authorized with respect to any Affiliate Interests and no such Commitments will arise in connection with the Transactions. CFS does not control, directly or indirectly, or have any direct or indirect Equity Interest in any Person except as set forth on Schedule 4.7.

4.8 Financial Statements.

Set forth on Schedule 4.8 are the following financial statements (collectively the “Financial Statements”):

(a) unaudited condensed balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended September 30, 2004, September 30, 2005, and September 30, 2006 (the “Most Recent Year End”) for CFS; and

(b) unaudited condensed balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the nine months ended June 30, 2007 (the “Balance Sheet Date”) for CFS.

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of CFS as of such dates and the results of operations of CFS for such periods, are correct and complete, and are consistent with the books and records of CFS; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Balance Sheet Date, CFS has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

4.9 Subsequent Events.

Except as set forth in Schedule 4.9, since the Balance Sheet Date, CFS has operated in the Ordinary Course of Business and, as of the date hereof, there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CFS. Without limiting the foregoing, except as set forth on Schedule 4.9, since that date, none of the following has occurred:

(a) CFS has not sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business and sales of assets have not exceeded $250,000 singularly or $500,000 in the aggregate.

(b) CFS has not entered into any Contract (or series of related Contracts) either involving more than $250,000 or outside the Ordinary Course of Business.

(c) No Encumbrance has been imposed upon any assets of CFS.

(d) CFS has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business.

(e) CFS has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person outside the Ordinary Course of Business.

(f) CFS has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $100,000 individually or $250,000 in the aggregate.

(g) CFS has not delayed or postponed the payment of accounts payable or other Liabilities either involving more than $500,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(h) CFS has not canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $250,000 or outside the Ordinary Course of Business.

(i) CFS has not granted any Contracts or any rights under or with respect to any Intellectual Property.

(j) There has been no change made or authorized to be made to the Organizational Documents of CFS.

(k) CFS has not issued, sold, or otherwise disposed of any of its Equity Interests.

(l) CFS has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests.

(m) CFS has not experienced any damage, destruction, or loss involving more than $100,000 (whether or not covered by insurance) to its properties.

(n) CFS has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(o) CFS has not entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(p) CFS has not committed to pay any bonus or granted any increase in the base compensation outside of the Ordinary Course of Business to any of its directors, officers, or other employees.

(q) CFS has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business.

(r) CFS has not made any other change in employment terms for (i) any officer or employee thereof that is an Affiliate of Greinke, or (ii) outside of the Ordinary Course of Business, any of its other directors, officers, or employees.

(s) CFS has not made or pledged to make any charitable or other capital contribution either involving more than $100,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(t) There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to CFS either involving more than $250,000 (individually or in the aggregate) and outside the Ordinary Course of Business; and CFS has not committed to any of the foregoing.

4.10 Liabilities.

CFS does not have any Liability (and there is no Basis for any present or future Action or Order against it giving rise to any Liability), except for (a) Liabilities quantified on the face of the Interim Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged, and (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Interim Financial Statements (rather than any notes thereto) and none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law, or arose out of any Action or Order.

4.11 Legal Compliance.

CFS has complied with all applicable Laws, and no Action is pending or Threatened (and there is no Basis therefor) against it alleging any failure to so comply. No material expenditures are, or based on applicable Law, will be required of CFS for it and its business and operations to remain in compliance with applicable Law.

4.12 Tax Matters.

CFS is not subject to any Liabilities for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the Interim Financial Statements or those incurred since the Balance Sheet Date in the Ordinary Course of Business. CFS has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. CFS has made available to UFEN accurate and complete copies of all of its Tax reports and returns for all periods, except those periods for which returns are not yet due. CFS has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Encumbrances for Taxes upon, pending against or Threatened against, any asset of CFS. CFS is not subject to any Tax allocation or sharing Contract. CFS (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) does not have any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

4.13 Title to and Condition of Assets.

CFS has good, marketable, and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets (a) located on their premises, shown on the Interim Balance Sheet, or acquired after the Balance Sheet Date and (b) necessary for the conduct of its business as currently conducted and as currently proposed to be conducted, in each case free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used and currently is proposed to be used.

4.14 Real Property.

(a) CFS does not own any real property.

(b) Schedule 4.14(b) lists and describes briefly all real property leased or subleased to CFS. Greinke has delivered to UFEN correct and complete copies of the lease and sublease Contracts (as amended to date) listed in Schedule 4.14(b). With respect to each lease and sublease Contract required to be listed in Schedule 4.14(b):

(i) the Contract is Enforceable;

(ii) except as set forth on Schedule 4.14(b), the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) CFS (and to the Greinke Parties’ Knowledge, no counter-party) is in Breach of such Contract, and no event has occurred which, with notice or lapse of time, would constitute a Breach by CFS thereunder;

(iv) no party to the Contract has repudiated any provision thereof;

(v) there are no Actions, Orders, or forbearances in effect as to the Contract;

(vi) with respect to each sublease Contract, the representations and warranties set forth in Sections 4.14(b)(i) - (v) are true and correct with respect to the underlying lease Contract;

(vii) CFS has not granted or suffered to exist any Encumbrance in the leasehold or subleasehold Contract;

(viii) all facilities leased or subleased under the Contract have received all Permits required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws;

(ix) all facilities leased or subleased under the Contract are supplied with utilities and other services necessary for the operation of said facilities; and

(x) the owner of the facility leased or subleased under the Contract has good, marketable, and indefeasible title to the parcel of real property, free and clear of any Security Interest, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

4.15 Intellectual Property.

Except as set forth in Schedule 4.15, CFS owns, or possesses adequate rights to use, all Intellectual Property used in its business as currently, or as currently proposed to be, conducted. No Consent of any Person is required for the interest of CFS in such Intellectual Property to continue to be Enforceable by CFS following the Transactions. The use of such Intellectual Property of CFS in its business as currently conducted (and the operation of its business) does not and the use of such Intellectual Property by CFS and its Affiliates after Closing will not, infringe upon any rights any other Person owns or holds.

4.16 Inventory.

The inventory of CFS, whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the face of the Interim Balance Sheet (rather than the notes thereto), none of which is slow-moving, obsolete, damaged, or defective. Any inventory that has been written down has either been written off or written down to its net realizable value. There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three years. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of CFS. CFS does not hold any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from CFS.

4.17 Contracts.

Except as otherwise disclosed in Schedules 4.14, 4.15, 4.20, and 4.25, Schedule 4.17 lists the following Contracts to which CFS is a party:

(a) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum.

(b) Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to CFS, or involve consideration in excess of $250,000.

(c) Any Contract concerning a limited liability company, partnership, joint venture or similar arrangement.

(d) Any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $250,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets.

(e) Any Contract concerning noncompetition.

(f) Any Contract with Greinke or any Affiliates of Greinke other than CFS.

(g) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

(h) Any collective bargaining Contract.

(i) Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits.

(j) Any Contract under which it has advanced or loaned any amount to any of its directors or officers or Greinke or Affiliate of Greinke or, outside the Ordinary Course of Business, to its employees that are not Greinke or Affiliates of Greinke.

(k) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $250,000.

Greinke has delivered to UFEN a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.17 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.17. With respect to each such Contract:

(i) the Contract is Enforceable;

(ii) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) CFS (and to the Greinke Parties’ Knowledge, no counter-party) is not in Breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a Breach under the Contract; and

(iv) no party to the Contract has repudiated any provision of the Contract.

4.18 Receivables.

All of the Receivables of CFS are Enforceable, represent bona fide transactions, and arose in the Ordinary Course of Business of CFS, and are reflected properly in its books and records. All of the Receivables of CFS are good and collectible receivables, except as set forth on Schedule 4.18 are current, and will be collected in accordance with past practice and the terms of such Receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject only to the reserve for bad debts set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the Ordinary Course of Business of CFS, consistent with GAAP.  No customer or supplier of CFS has any Basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

4.19 Powers of Attorney.

Except as set forth on Schedule 4.19, there are no outstanding powers of attorney executed on behalf of CFS.

4.20 Insurance.

Schedule 4.20 (i) lists all insurance policies currently carried by CFS, and (ii) lists all insurance loss runs or workers’ compensation claims received for the past three policy years, copies of which insurance policies currently in effect have been provided to UFEN. Such insurance policies evidence all of the insurance that to the Knowledge of CFS is required to carry pursuant to their Contracts and Law. Such insurance policies are currently in full force and effect. Within the last five (5) years, no insurance that CFS has ever carried during that period has been canceled nor has any such cancellation been Threatened. CFS has never been denied coverage nor has any such denial been Threatened.

4.21 Litigation.

Schedule 4.21 sets forth each instance in which CFS (a) is subject to any outstanding Order or (b) is a party, the subject of, or is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 4.21 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to CFS, and the Greinke Parties have no Basis to believe that any such Action may be brought or Threatened against CFS. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.21 with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 4.26.

4.22 Intentionally omitted.

4.23 Product Liability.

CFS does not have any Liability (and there is no Basis for any present or future Action against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by CFS.

4.24 Labor; Employees.

To each Greinke Party’s Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with CFS. CFS is not a party to or bound by any collective bargaining Contract, nor has CFS experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. CFS has not committed any unfair labor practice (as determined under any Law). No Greinke Party has any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to the employees of CFS.

4.25 Employee Benefits.

Schedule 4.25 lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that CFS maintains or to which CFS contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by CFS or any ERISA Affiliate, (a) no withdrawal Liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal Liability has not been satisfied, (b) no Liability to the PBGC has been incurred by CFS or any ERISA Affiliate, which Liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any kind of employee benefit plan, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

4.26 Environmental, Health, and Safety Matters.

(a) Except as set forth in Schedule 4.26(a) which lists sites with on-going remediation activities, CFS has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b) CFS has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. Except as set forth in Schedule 4.26(b), such Permits are in full force and effect, free from Breach, and the Transactions will not adversely affect them.

(c) Except as set forth in Schedule 4.26(a) or (c), no Greinke Party has received any written or to the Knowledge of the Greinke Parties oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to CFS or its facilities arising under Environmental, Health, and Safety Requirements within the past five (5) years.

(d) CFS has not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements. For this section “Hazardous Materials” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental, Health, and Safety Requirement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, and the Resource Conservation and Recovery Act.

(e) The Transactions as they relate to CFS will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any Environmental, Health, and Safety Requirements, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(f) Except as set forth on Schedule 4.26(f), CFS has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(g) No facts, events or conditions relating to the past or present facilities, properties or operations of CFS will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages or any other Liabilities under Environmental, Health, and Safety Requirements.

4.27 Customers and Suppliers.

Schedule 4.27 lists the (a) ten (10) largest customers of CFS in terms of sales during the 12-month period ended as of the Balance Sheet Date and states the approximate total sales by CFS to each such customer during such periods, respectively, and (b) ten (10) largest suppliers during the 12-month period ended as of the Balance Sheet Date of CFS. Except as set forth in Schedule 4.27, no Greinke Party has received notice of termination or an intention to terminate the relationship with CFS from any customer or supplier.

4.28 Permits.

CFS possesses all Permits required to be obtained for its business and operations. Except as set forth in Schedule 4.28, with respect to each such Permit:

(a) it is valid, subsisting and in full force and effect;

(b) there are no violations of such Permit that would result in a termination of such Permit;

(c) CFS has not received written notice that such Permit will not be renewed; and

(d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

Notwithstanding the foregoing, no representation or warranty is made in this Section 4.28 with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 4.26.

4.29 Foreign Corrupt Practices Act Compliance.

No Greinke Party has, directly or indirectly, in connection with the business of CFS, made or agreed to make any payment to any Person connected with or related to any Governmental Body, except payments or contributions required or allowed by applicable Law. The internal accounting controls and procedures of CFS are sufficient to cause CFS to comply with the Foreign Corrupt Practices Act.

4.30 Certain Business Relationships with CFS.

Except as set forth on Schedule 4.30, none of Greinke or his Affiliates have been involved in any business arrangement or relationship with CFS within the past twelve (12) months, and none of Greinke or his Affiliates owns any asset that is used in the business of CFS.

4.31 Accuracy of Information Furnished.

No representation, statement, or information contained in this Agreement (including the Schedules) contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Greinke Parties have provided UFEN with correct and complete copies of all documents listed or described in the Schedules. Notwithstanding the foregoing, (a) UFEN may only rely on the most recent version of any information the Greinke Parties furnish to UFEN that supersedes previous information provided to UFEN and (b) subject to the next sentence, no Greinke Party will be Liable with respect to financial projections or estimates of the future performance projections or estimates of future performance of CFS. All projections and estimates that have been provided to UFEN, at the time of creation, were reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

4.32 Representations Complete.

Except as and to the extent set forth in this Agreement, no Greinke Party makes any representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to UFEN and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to UFEN or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to UFEN by any director, officer, employee, agent, consultant, or representative of any Greinke Party).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
CONCERNING UFEN

UFEN represents and warrants to Greinke Parties that the statements contained in this ARTICLE 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 5), except as set forth in the Schedules UFEN has delivered to Greinke Parties on or prior to the Closing Date.

5.1 Entity Status.

Each of UFEN and its Subsidiaries (each a “UFEN Entity” and collectively, the “UFEN Entities”) is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. Each UFEN Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each UFEN Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and any businesses in which it currently proposes to engage. Schedule 5.1 lists each UFEN Entity’s directors and officers. UFEN has delivered to Greinke correct and complete copies of each UFEN Entity’s Organizational Documents, as amended to date. No UFEN Entity is in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any UFEN Entity.

5.2 Power and Authority; Enforceability.

Except as set forth in Schedule 5.2, UFEN has the corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Except as set forth in Schedule 5.2, UFEN has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of UFEN’s obligations thereunder, and the consummation of the Transactions. Except as set forth in Schedule 5.2, each Transaction Document to which UFEN is party has been duly authorized, executed, and delivered by, and is Enforceable against, UFEN.

5.3 No Violation.

Except as listed on Schedule 5.3, the execution and the delivery of the applicable Transaction Documents by UFEN and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by UFEN will not (a) Breach any Law or Order to which a UFEN Entity is subject or any provision of the Organizational Documents of any UFEN Entity; (b) Breach any Contract, Order, or Permit to which any UFEN Entity is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent, except any notifications or filings to relevant state or federal regulatory agencies; (d) trigger any rights of first refusal, preferential purchase, or similar rights; or (e) cause the recognition of gain or loss for Tax purposes with respect to any UFEN Entity or subject any UFEN Entity or its assets to any Tax.

5.4 Brokers’ Fees.

No UFEN Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Greinke could become directly or indirectly Liable.

5.5 Capitalization.

UFEN’s authorized Equity Interests consist of (a) 100,000,000 shares of Common Stock, of which 14,794,021 shares are issued and outstanding (of which no shares are held in treasury), and (b) 5,000,000 shares of Preferred Stock, of which 12,600 shares are issued and outstanding (of which no shares are held in treasury). All of the issued and outstanding Stock: (a) has been duly authorized and is validly issued, fully paid, and nonassessable, (b) was issued in compliance with all applicable state and federal securities Laws, and (c) was not issued in Breach of any Commitments. Schedule 5.5 lists (x) all Commitments with respect to any Equity Interest of UFEN, (y) the exercise price of such Commitments, and (z) the termination date of such Commitments. No additional Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of UFEN’s Equity Interests. Except with respect to its outstanding Preferred Stock, UFEN is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

5.6 Records.

The copies of the UFEN Entities’ Organizational Documents that were provided to Greinke are accurate and complete and reflect all amendments made through the date hereof. Except as set forth in Schedule 5.6, the UFEN Entities’ minute books and other records made available to Greinke for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders, directors, members, managers, or other such representatives of the UFEN Entities taken by written consent, at a meeting, or otherwise since formation.

5.7 Subsidiaries.

Set forth on Schedule 5.7 for each Subsidiary of UFEN is (a) its name and jurisdiction of creation, formation, or organization, (b) if such Subsidiary is a corporation, (i) the number of authorized Equity Interests of each class of its Equity Interests, (ii) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder, and (iii) the number of Equity Interests held in treasury, and (c) if such Subsidiary is not a corporation, (i) the class of Equity Interests created under such Subsidiary’s Organizational Documents and (ii) the holder(s) of such Equity Interests. All of the issued and outstanding Equity Interests of each Subsidiary of UFEN (A) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (B) that is not a corporation have (i) been duly created pursuant to the Laws of the jurisdiction of such Subsidiary, (ii) have been issued and paid for in accordance with the Organizational Documents governing such Subsidiary, and (iii) are fully paid and non-assessable and require no further capital contribution, loans, or credit support. The UFEN Entities hold of record and own beneficially all of the outstanding Equity Interests of the Subsidiaries of UFEN, free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws). No Commitments exist or are authorized with respect to any Subsidiaries of UFEN or their Equity Interests and no such Commitments will arise in connection with the Transactions. No Subsidiary of UFEN is obligated to redeem or otherwise acquire any of its Equity Interests.

5.8 UFEN’s Securities Filings and Financial Statements.

UFEN has furnished or made available to Greinke true and complete copies of all reports or registration statements it has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act and the Exchange Act, for all periods subsequent to December 31, 2005, all in the form so filed (collectively the “UFEN SEC Documents”). Except as set forth in Schedule 5.8, as of their respective filing dates, the UFEN SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the UFEN SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. Except as set forth in Schedule 5.8, none of the UFEN SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such UFEN SEC Documents became effective under the Securities Act. Except as set forth in Schedule 5.8, UFEN’s financial statements, including the notes thereto, included in the UFEN SEC Documents (the “UFEN Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly UFEN’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since the date of the most recent UFEN SEC Document, UFEN has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

5.9 Subsequent Events.

Except as set forth in Schedule 5.9, since the date of the most recent UFEN SEC Document the UFEN Entities have operated in the Ordinary Course of Business and, as of the date hereof, there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on any UFEN Entity. Without limiting the foregoing, since that date, none of the following has occurred:

(a) No UFEN Entity has sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business and sales of assets have not exceeded $250,000 singularly or $500,000 in the aggregate.

(b) No UFEN Entity has entered into any Contract (or series of related Contracts) either involving more than $250,000 or outside the Ordinary Course of Business.

(c) No Encumbrance has been imposed upon any assets of any UFEN Entity.

(d) No UFEN Entity has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business.

(e) No UFEN Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person outside the Ordinary Course of Business.

(f) No UFEN Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $100,000 individually or $250,000 in the aggregate.

(g) No UFEN Entity has delayed or postponed the payment of accounts payable or other Liabilities either involving more than $500,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(h) No UFEN Entity has canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $250,000 or outside the Ordinary Course of Business.

(i) No UFEN Entity has granted any Contracts or any rights under or with respect to any Intellectual Property.

(j) There has been no change made or authorized to be made to the Organizational Documents of any UFEN Entity.

(k) No UFEN Entity has issued, sold, or otherwise disposed of any of its Equity Interests.

(l) No UFEN Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than dividends and other transactions solely among the UFEN Entities).

(m) No UFEN Entity has experienced any damage, destruction, or loss involving more than $100,000 (whether or not covered by insurance) to its properties.

(n) No UFEN Entity has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(o) No UFEN Entity has entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(p) No UFEN Entity has committed to pay any bonus or granted any increase in the base compensation (i) of any director or officer, or (ii) outside of the Ordinary Course of Business, of any of its other employees.

(q) No UFEN Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan) outside of the Ordinary Course of Business.

(r) No UFEN Entity has made any other change in employment terms for any of its other directors, officers, or employees outside of the Ordinary Course of Business.

(s) No UFEN Entity has made or pledged to make any charitable or other capital contribution either involving more than $100,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(t) There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the UFEN Entities either involving more than $250,000 (individually or in the aggregate) and outside the Ordinary Course of Business; and no UFEN Entity has committed to any of the foregoing.

5.10 Liabilities.

No UFEN Entity has any Liability (and, to the UFEN’s Knowledge, there is no Basis for any present or future Action or Order against any of them giving rise to any Liability), except for (a) Liabilities quantified on the face of the UFEN Balance Sheet (rather than in any notes thereto) and not heretofore paid or discharged, and (b) Liabilities that have arisen after the UFEN Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the UFEN Balance Sheet (rather than any notes thereto) and none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law, or arose out of any Action or Order.

5.11 Legal Compliance.

Each UFEN Entity has complied with all applicable Laws, and no Action is pending or Threatened (and there is no Basis therefor) against it alleging any failure to so comply. No material expenditures are, or based on applicable Law, will be required of any UFEN Entity for it and its business and operations to remain in compliance with applicable Law.

5.12 Tax Matters.

No UFEN Entity is subject to any Liabilities for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the UFEN Financial Statements or those incurred since the UFEN Balance Sheet Date in the Ordinary Course of Business. Each UFEN Entity has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. Each UFEN Entity has made available to Greinke accurate and complete copies of all of its Tax reports and returns for all periods, except those periods for which returns are not yet due. No UFEN Entity has received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Encumbrances for Taxes upon, pending against or Threatened against, any asset of any UFEN Entity. No UFEN Entity is subject to any Tax allocation or sharing Contract. No UFEN Entity (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was UFEN) or (ii) has any Liability for the Taxes of any Person (other than each UFEN Entity) under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

5.13 Title to and Condition of Assets.

The UFEN Entities have good, marketable, and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets (a) located on their premises, shown on the UFEN Balance Sheet, or acquired after the UFEN Balance Sheet Date and (b) necessary for the conduct of their business as currently conducted and as currently proposed to be conducted, in each case free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the UFEN Balance Sheet Date. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used and currently is proposed to be used.

5.14 Real Property.

(a) Schedule 5.14(a) lists and describes briefly all real property each UFEN Entity owns. With respect to each parcel of owned real property required to be listed:

(i) the identified owner has good, marketable, and indefeasible fee simple title to the parcel of real property, free and clear of any Encumbrance except for special assessments not yet delinquent and recorded easements or covenants which do not impair the current use, occupancy, value, or the marketability of title of the property subject thereto;

(ii) there are no pending or Threatened Actions (or any Basis therefor) relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

(iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements or zoning Laws (and no property or building or improvement thereon is subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on or violate any easement or Encumbrance which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any Permits necessary to use it have not been obtained;

(iv) all facilities have received all Permits required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws;

(v) there are no Contracts granting to any Person the right of use or occupancy of any portion of the parcel of real property;

(vi) there are no Contracts to purchase the parcel of real property, or any portion thereof, or interest therein;

(vii) there are no Persons (other than the UFEN Entities) in possession of the parcel of such real property, other than tenants under any leases disclosed in Schedule 5.14(a)(vii);

(viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

(ix) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

(b) Schedule 5.14(b) lists and describes briefly all real property leased or subleased to each UFEN Entity. UFEN has delivered to Greinke correct and complete copies of the lease and sublease Contracts (as amended to date) listed in Schedule 5.14(b). With respect to each lease and sublease Contract required to be listed in Schedule 5.14(b):

(i) the Contract is Enforceable;

(ii) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) no UFEN Entity (and to UFEN’s Knowledge, no counter-party) is in Breach of such Contract, and no event has occurred which, with notice or lapse of time, would constitute a Breach by an UFEN Entity thereunder;

(iv) no party to the Contract has repudiated any provision thereof;

(v) there are no Actions, Orders, or forbearances in effect as to the Contract;

(vi) with respect to each sublease Contract, the representations and warranties set forth in Sections 5.14(b)(i) - (v) are true and correct with respect to the underlying lease Contract;

(vii) no UFEN Entity has granted or suffered to exist any Encumbrance in the leasehold or subleasehold Contract;

(viii) all facilities leased or subleased under the Contract have received all Permits required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws;

(ix) all facilities leased or subleased under the Contract are supplied with utilities and other services necessary for the operation of said facilities; and

(x) the owner of the facility leased or subleased under the Contract has good, marketable, and indefeasible title to the parcel of real property, free and clear of any Security Interest, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

5.15 Intellectual Property.

Except as set forth in Schedule 5.15, each UFEN Entity owns, or possesses adequate rights to use, all Intellectual Property used in its business as currently, or as currently proposed to be, conducted. No Consent of any Person is required for any UFEN Entity’s interest in such Intellectual Property to continue to be Enforceable by the UFEN Entities following the Transactions. Each UFEN Entity’s use of such Intellectual Property in its business as currently conducted (and the operation of its business) does not and the use of such Intellectual Property by such UFEN Entity and its Affiliates after Closing will not, infringe upon any rights any other Person owns or holds.

5.16 Inventory.

The UFEN Entities’ inventory, whether reflected on the UFEN Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the face of the UFEN Balance Sheet (rather than the notes thereto), none of which is slow-moving, obsolete, damaged, or defective. Any inventory that has been written down has either been written off or written down to its net realizable value. There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three (3) years. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the UFEN Entities. No UFEN Entity holds any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from any UFEN Entity.

5.17 Contracts.

Except as otherwise disclosed in Schedules 5.14, 5.15, 5.20, and 5.25, Schedule 5.17 lists the following Contracts to which any UFEN Entity is a party:

(a) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum.

(b) Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to each UFEN Entity, or involve consideration in excess of $250,000.

(c) Any Contract concerning a limited liability company, partnership, joint venture or similar arrangement.

(d) Any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $250,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets.

(e) Any Contract concerning noncompetition.

(f) Any Contract with any Affiliates of UFEN other than the UFEN Entities.

(g) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

(h) Any collective bargaining Contract.

(i) Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits.

(j) Any Contract under which it has advanced or loaned any amount to any of its directors or officers or, outside the Ordinary Course of Business, to its employees.

(k) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $250,000.

UFEN has delivered to Greinke a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.17 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.17. With respect to each such Contract:

(i) the Contract is Enforceable;

(ii) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) no UFEN Entity (and to UFEN’s Knowledge, no counter-party) is in Breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a Breach under the Contract; and

(iv) no party to the Contract has repudiated any provision of the Contract.

5.18 Receivables.

All of the Receivables of the UFEN Entities are Enforceable, represent bona fide transactions, and arose in the Ordinary Course of Business of the UFEN Entities, and are reflected properly in their books and records. All of the Receivables of the UFEN Entities are good and collectible receivables, are current, and will be collected in accordance with past practice and the terms of such Receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject only to the reserve for bad debts set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the Ordinary Course of Business of the UFEN Entities, consistent with GAAP.  No customer or supplier of any UFEN Entity has any Basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

5.19 Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of any UFEN Entity.

5.20 Insurance.

Schedule 5.20 contains accurate and complete, (a) lists all insurance policies currently carried by the UFEN Entities, and (b) lists of all insurance loss runs or workers’ compensation claims received for the past three policy years, copies of which insurance policies currently in effect have been provided to CFS. Such insurance policies evidence all of the insurance that the UFEN Entities are required to carry pursuant to their Contracts and Law. Such insurance policies are currently in full force and effect and will remain in full force and effect through their current terms. No insurance that any UFEN Entity has ever carried has been canceled nor has any such cancellation been Threatened. No UFEN Entity has ever been denied coverage nor has any such denial been Threatened.

5.21 Litigation.

Schedule 5.21 sets forth each instance in which any UFEN Entity (a) is subject to any outstanding Order or (b) is a party, the subject of, or is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 5.21 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to any UFEN Entity, and UFEN has no Basis to believe that any such Action may be brought or Threatened against any UFEN Entity. Notwithstanding the foregoing, no representation or warranty is made in this Section 5.21 with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 5.26.

5.22 Intentionally omitted.

5.23 Product Liability.

No UFEN Entity has any Liability (and there is no Basis for any present or future Action against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by any UFEN Entity.

5.24 Labor; Employees.

To UFEN’s Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with any UFEN Entity. Except as set forth on Schedule 5.17, no UFEN Entity is a party to or bound by any collective bargaining Contract, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No UFEN Entity has committed any unfair labor practice (as determined under any Law). UFEN does not have any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any UFEN Entity’s employees.

5.25 Employee Benefits.

Schedule 5.25 lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that any UFEN Entity maintains or to which any UFEN Entity contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by any UFEN Entity or any ERISA Affiliate, (a) no withdrawal Liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal Liability has not been satisfied, (b) no Liability to the PBGC has been incurred by any UFEN Entity or any ERISA Affiliate, which Liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any kind of employee benefit plan, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

5.26 Environmental, Health, and Safety Matters.

(a) Except as set forth in Schedule 5.26(a), each UFEN Entity has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b) Each UFEN Entity has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. Except as set forth in Schedule 5.26(b), such Permits are in full force and effect, free from Breach, and the Transactions will not adversely affect them.

(c) Except as set forth in Schedule 5.26(c), no UFEN Entity has received any written or UFEN’s Knowledge oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements during the past five (5) years.

(d) No UFEN Entity has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements. For this section “Hazardous Materials” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental, Health, and Safety Requirement, including the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, and the Resource Conservation and Recovery Act.

(e) The Transactions will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any Environmental, Health, and Safety Requirements, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(f) No UFEN Entity has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(g) No facts, events or conditions relating to the past or present facilities, properties or operations of the UFEN Entities, nor any of their respective predecessors or Affiliates, will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages or any other Liabilities under Environmental, Health, and Safety Requirements.

5.27 Customers and Suppliers.

Schedule 5.27 lists the UFEN Entities’ (a) ten (10) largest customers in terms of sales during (i) the year ended December 31, 2006 and states the approximate total sales by the UFEN Entities to each such customer during such period, respectively and (b) ten (10) largest suppliers during the year ended December 31, 2006. Except as set forth in Schedule 5.27, no UFEN Entity has received notice of termination or an intention to terminate the relationship with the UFEN Entities from any customer or supplier.

5.28 Permits.

The UFEN Entities possess all Permits required to be obtained for their businesses and operations. Except as set forth in Schedule 5.28, with respect to each such Permit:

(a) it is valid, subsisting and in full force and effect;

(b) there are no violations of such Permit that would result in a termination of such Permit;

(c) no UFEN Entity has received written notice that such Permit will not be renewed; and

(d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

(e) Notwithstanding the foregoing, no representation or warranty is made in this Section 5.28 with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 5.26.

5.29 Foreign Corrupt Practices Act Compliance.

UFEN has not, directly or indirectly, in connection with the UFEN Entities’ business, made or agreed to make any payment to any Person connected with or related to any Governmental Body, except payments or contributions required or allowed by applicable Law. The internal accounting controls and procedures of the UFEN Entities are sufficient to cause the UFEN Entities to comply with the Foreign Corrupt Practices Act.

5.30 Accuracy of Information Furnished.

No representation, statement, or information contained in this Agreement (including the Schedules) contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. UFEN has provided Greinke with correct and complete copies of all documents listed or described in the Schedules. Notwithstanding the foregoing, (a) Greinke may only rely on the most recent version of any information UFEN furnishes to Greinke that supersedes previous information provided to Greinke and (b) subject to the next sentence, UFEN will not be Liable with respect to financial projections or estimates of the UFEN Entities’ future performance projections or estimates of the UFEN Entities future performance. All projections and estimates that have been provided to Greinke, at the time of creation, were reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

5.31 CFS Review.

UFEN:

(a) Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares contemplated hereby, and that UFEN is able to bear the economic risk of such investment indefinitely.

(b) Has (A) had the opportunity to meet with representative officers and other representatives of CFS to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (B) received all materials, documents and other information that it deems necessary or advisable to evaluate the Shares and the Transactions.

(c) Has made its own independent examination, investigation, analysis and evaluation of the Shares, including its own estimate of the value of the Shares.

(d) Has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records, and contracts of CFS) as it deems adequate, including that described above.

Nothing in this Section 5.31 will preclude UFEN from relying on the representations, warranties, covenants, and agreements of the Greinke Parties herein or from pursuing their remedies with respect to a Breach thereof.

5.32 Representations Complete.

Except as and to the extent set forth in this Agreement, UFEN makes no representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to any Greinke Party and hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to any Greinke Party or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Greinke Party by any director, officer, employee, agent, consultant, or representative of UFEN or Affiliate thereof).

ARTICLE 6
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination Date:

6.1 General.

Each Party will use its Best Efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 7).

6.2 Notices and Consents.

(a) Each Greinke Party will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 4.3, or that UFEN reasonably may otherwise request in connection with the matters referred to in Sections 3.2 and 4.3. Each Greinke Party will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by UFEN pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Sections 3.2 and 4.3.

(b) UFEN will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 5.3, that CFS reasonably may otherwise request in connection with the matters referred to in Section 5.3. UFEN will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by CFS pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Section 5.3.

(c) Each Party will cooperate and use its Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions. Without limiting the foregoing, each Party (i) if requested by UFEN, will use its Best Efforts to obtain an early termination of the applicable waiting period, and (ii) and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(d) Nothing in this Section 6.2 will require that (i) UFEN or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) UFEN, its Affiliates, or CFS (the determination with respect to which UFEN will make) take any actions that could affect the normal and regular operations of UFEN, its Affiliates, or CFS after the Closing.

6.3 Operation of Business.

Neither Party will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 or Section 5.9, as the case may be. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Closing or the Termination Date, each Party will confer on a regular and frequent basis with the other Parties to report on operational matters and the general status of such Party’s ongoing business, operations and finances and will promptly provide to the other Parties or its respective representatives copies of all material filings it makes with any Governmental Body during such period.

6.4 Preservation of Business.

Each Party will keep its business and properties substantially intact, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

6.5 Full Access.

(a) CFS will permit representatives of UFEN (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of CFS, to all premises, properties, personnel, books, records, Contracts and documents pertaining to CFS and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as UFEN may reasonably request; provided, however, that no investigation pursuant to this Section 6.5(a) will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

(b) UFEN will permit representatives of Greinke (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of UFEN, to all premises, properties, personnel, books, records, Contracts and documents pertaining to UFEN and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Greinke may reasonably request; provided, however, that no investigation pursuant to this Section 6.5(b) will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

6.6 Notice of Developments.

The Greinke Parties will give prompt written notice to UFEN of any development occurring after the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 3 or ARTICLE 4. UFEN will give prompt written notice to Greinke of any development occurring after the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 5. Except as set forth in Section 9.2(a) or Section 9.3(a), no disclosure by any Party pursuant to this Section 6.6 will be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of any representation, warranty, or covenant.

6.7 Exclusivity.

No Greinke Party will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Equity Interests or any substantial portion of the assets of CFS (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Trust will not vote its Shares in favor of any such transaction. The Greinke Parties will notify UFEN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

6.8 Confidentiality; Publicity.

Except as may be required by Law, stock exchange or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, and representatives will disclose to any third party the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of CFS or UFEN, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Notwithstanding the foregoing, UFEN may make such public disclosure of the existence of this Agreement, the principal economic terms thereof, and the status with respect to achieving the Closing as it desires; provided, that UFEN will consult with Greinke prior to releasing any such public disclosure so that Greinke may notify the employees of CFS of the Transactions. No Greinke Party or any of its Affiliates will issue any press release or other public announcement related to this Agreement or the Transactions without UFEN’s prior written approval.

6.9 Affiliated Transactions.

Except as set forth on Schedule 6.9, the Greinke Parties will cause all Contracts and transactions by and between Greinke or any Affiliate of Greinke, on the one hand, and CFS, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to CFS or UFEN, and will deliver to UFEN evidence of such terminations that is reasonably acceptable to UFEN.

6.10 Charges, Fees, and Prepayment Obligations.

Greinke will, prior to the Closing, take such steps as are necessary to ensure that (a) no sums are owed or payable by CFS to any Person in the nature of a transfer charge or processing fee with respect to any Contracts of CFS, and (b) no sums are owed or payable as a prepayment penalty if UFEN or CFS elect to repay any Liability of CFS that is outstanding as of the Closing Date.

6.11 Repayment of Certain Liabilities from Greinke.

At or prior to the Closing, Greinke (or his Affiliates (other than CFS)) will satisfy, pay in full, or discharge all Liabilities they may have to CFS, including the notes receivable described on Schedule 6.11. Greinke will provide evidence to UFEN of such repayment, discharge, or forgiveness in form and substance reasonably acceptable to UFEN.

6.12 Site Inspections.

Subject to compliance with applicable Law and applicable Environmental, Health, and Safety Requirements, each Party may undertake (at such Party’s sole cost and expense) an environmental assessment or assessments of the operations, business and/or properties of the other Party. Such assessment may include a review of Permits, files and records, as well as visual and physical inspections and testing. Each Party will cooperate in good faith with the other Party’s effort to conduct such an assessment.

6.13 Consents.

(a) Schedule 4.3 includes a list of all consents and rights having similar effect that would be applicable to the Transactions and the Persons holding such rights (the “Specified Consents”) that are required for the Greinke Parties to satisfy their closing conditions.

(b) Promptly after the date hereof, the Greinke Parties will meet with UFEN to determine the form and content of all notices to be sent to the holders of the Specified Consents. If there is a disagreement regarding when or whether to send a notice, the form or content of any notice to be sent, or any issues arising out of any such notice, UFEN’s reasonable, good faith decision will be final and will control. CFS will request consents to the Transactions from the holders of Specified Consents in each such notice.

(c) Subject to the obligations arising from Section 4.3, CFS will not have any obligation hereunder other than to attempt to identify such requirements for Specified Consents and to exercise its Best Efforts to obtain such Consents.

6.14 Shareholder Approval.

UFEN shall, in accordance with applicable law and its Articles of Incorporation and Bylaws use its Best Efforts to obtain the approval of the holders of not less than 66-2/3% of the outstanding shares of UFEN’s Series A Preferred Stock approving and adopting this Agreement and the issuance of UFEN Common Stock pursuant to Section 2.2 hereof. UFEN agrees to use its Best Efforts to obtain such approval within thirty (30) days following the date this Agreement is executed by all the parties hereto.

6.15 CFS Audit.

(a) CFS shall use its Best Efforts to provide UFEN at or prior to the Closing with (i) audited financial statements prepared pursuant to Regulation S-X promulgated under the Exchange Act for the periods specified in Rule 3-05(b) of Regulation S-X; and (ii) a manually signed unqualified accountant’s report pursuant to Rule 2-02 of Regulation S-X from Grant Thornton LLP with respect to such audited financial statements without any exceptions identified therein; and

(b) CFS shall give prompt written notice to UFEN of any development occurring after the date of this Agreement, which causes or reasonably could be expected to cause Grant Thornton LLP to be unable to provide at or prior to the Closing an unqualified accountant’s report pursuant to Rule 2-02 of Regulation S-X with respect to the audited financial statements of CFS without any exceptions identified therein.

6.16 UFEN Restatement.

(a) UFEN shall use its Best Efforts to provide CFS at or prior to the Closing with (i) restated audited financial statements prepared pursuant to Regulation S-X promulgated under the Exchange Act for the fiscal year ended December 31, 2006; (ii) a manually signed unqualified accountant’s report pursuant to Rule 2-02 of Regulation S-X from Johnson Miller & Co, CPA’s PC (“Johnson Miller”) with respect to such restated audited financial statements without any exceptions identified therein; (iii) restated unaudited financial statements prepared pursuant to Regulation S-X for the three months ended March 31, 2007; and (iv) unaudited financial statements prepared pursuant to Regulation S-X for the three and six months ended June 30, 2007.

(b) UFEN shall give prompt written notice to CFS of any development occurring after the date of this Agreement, which causes or reasonably could be expected to cause Johnson Miller to be unable to provide at or prior to the Closing an unqualified accountant’s report pursuant to Rule 2-02 of Regulation S-X with respect to the audited financial statements of CFS without any exceptions identified therein

ARTICLE 7
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

7.1 General.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 9). After the Closing UFEN will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to CFS.

7.2 Litigation Support.

So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving CFS, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE 9).

7.3 Transition.

Neither Party will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the other Parties from maintaining at least as favorable business relationships with the such other Parties after the Closing as it maintained with such other Parties prior to the Closing.

7.4 Confidentiality.

Greinke will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to UFEN or destroy, at the request and option of UFEN, all tangible embodiments (and all copies) of the Confidential Information which are in Greinke’s possession in each case, forever. If Greinke is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, he will notify UFEN promptly of the request or requirement so that UFEN may seek an appropriate protective Order or waive compliance with this Section 7.4. If Greinke, in the absence of a protective Order or the receipt of a waiver hereunder, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand Liable for contempt, he may disclose the Confidential Information to the Governmental Body, arbitrator, or mediator; provided, however; that Greinke will use his Best Efforts to obtain, at the reasonable request of UFEN, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as UFEN may designate.

7.5 Restrictive Covenants.

To assure that UFEN and CFS will realize the benefits of the Transactions, Greinke hereby agrees with UFEN and CFS not to:

(a) From the Closing Date until the earlier of (i) four (4) years after the Closing Date and (ii) a Change in Control of UFEN, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in the Relevant Business within the Restricted Territory.

(b) From the Closing Date until the earlier of (i) four (4) years after the Closing Date and (ii) a Change in Control of UFEN, directly or indirectly (A) induce any Person that is a customer of UFEN, CFS, or any of their Affiliates to enter into any Contract with or otherwise patronize any business directly or indirectly in competition with the Relevant Business conducted by UFEN, CFS, or any of their Affiliates within the Restricted Territory; (B) canvass, solicit, or accept from any Person who is a customer of UFEN, CFS, or any of their Affiliates, any such Relevant Business within the Restricted Territory; or (C) request or advise any Person who is a customer, vendor, or lessor of UFEN, CFS or any of their Affiliates, to withdraw, curtail, or cancel any such customer’s, vendor’s, or lessor’s business with such Person; provided, however, that a general solicitation or advertisement originating outside of, and not specifically targeted to or reasonably expected to target, the Restricted Territory will not be deemed in and of itself to violate the prohibitions of (A) or (B) of this subparagraph.

Notwithstanding the foregoing, the beneficial ownership of less than 5% of the Equity Interests of any Person having a class of Equity Interest actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to Breach the prohibitions of this Section 7.5. Greinke agrees and acknowledges that the restrictions in this Section 7.5 are reasonable in scope and duration and are necessary to protect UFEN and CFS after the Closing. If Greinke is found to have Breached this Section 7.5, then, in addition to all other remedies that may be available to the applicable Person, an amount of time equal to the period Greinke was found to be in Breach of this Section 7.5 will be added to the time periods contemplated by this Section 7.5. If any provision of this Section 7.5, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable in accordance with its terms and will be enforced. The Parties agree and acknowledge that the Breach of this Section 7.5 will cause irreparable Damage to UFEN and CFS and upon Breach of any provision of this Section 7.5, UFEN and/or CFS will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies which UFEN and/or CFS may have.

7.6 Release.

Greinke, on behalf of himself and each of Greinke’s heirs, representatives, successors, and assigns, hereby releases and forever discharges UFEN and each of its officers, directors, managers, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, assigns, and CFS (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions, Orders, Damages, Liabilities, and, except as expressly contemplated by this Agreement, Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Greinke or any of his heirs, representatives, successors or assigns now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date including any rights to indemnification or reimbursement from CFS, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to Actions pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein will operate to release any obligations of UFEN arising under this Agreement.

Greinke hereby irrevocably covenants to refrain from, directly or indirectly, asserting any cause of Action, or commencing, instituting or causing to be commenced, any Action, of any kind against any Releasee, based upon any matter purported to be released hereby.

7.7 UFEN Stock Certificates.

Each stock certificate delivered by UFEN to Trust will be imprinted with legends substantially in the following form:

The shares this certificate represents have not been registered under the Securities Act. Such shares have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of an effective Registration Statement filed by the issuer with the Securities and Exchange Commission covering such shares under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.

The shares represented by this certificate were issued in connection with a transaction to which Rule 145 promulgated under the Securities Act applies. These shares may only be transferred in accordance with the terms of such Rule.

Each holder desiring to transfer such shares first must furnish the issuer with (a) a written opinion reasonably satisfactory to the issuer in form and substance from counsel reasonably satisfactory to the issuer under the Securities Act and (b) a written undertaking executed by the desired transferee reasonably satisfactory to the issuer in form and substance agreeing to be bound by the restrictions on transfer contained herein. The shares may be pledged by the holder as collateral for the repayment of any indebtedness only in accordance with the terms of the Securities Act and conditions set forth in the Stockholders Agreement.

7.8 CFS Employee Matters.

As of the Closing Date, UFEN shall offer employment to the those Persons who were employees of CFS immediately preceding the Closing. Such offer of employment shall be on substantially similar terms and conditions as similarly situated Persons employed by UFEN. UFEN shall give such CFS employees credit for service with CFS for the purpose of determining (i) eligibility to participate in and vesting, but not for purpose of benefit accrual, under UFEN’s employee benefit plans, and (ii) vacation pay and accrual.

7.9 Board Matters; Chairman; Vice Chairman.

(a) UFEN shall take such action as shall be required to cause UFEN’s Board of Directors immediately as of the Closing to appoint Greinke as a member of UFEN’s Board of Directors. Greinke hereby consents to serve as a director of UFEN upon the Closing.

(b) Immediately subsequent to the Closing, Greinke shall be appointed Chairman of the Board of UFEN until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

(c) Immediately subsequent to the Closing, Thomas E. Kelly shall be appointed Vice Chairman of the Board of UFEN until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

7.10 Discharge of Certain Liabilities to Greinke.

Within five (5) days after the Closing, CFS will satisfy, pay in full or discharge all Liabilities it may have to Greinke (or his Affiliates (other than CFS)), which Liabilities consist solely of the note payable described on Schedule 7.10.

ARTICLE 8
CLOSING CONDITIONS

8.1 Conditions Precedent to Obligation of UFEN.

UFEN’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to UFEN in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of UFEN (regardless of whether Greinke Parties are given notice of any such matter): (i) consummation by UFEN of the Transactions, (ii) any inspection or investigation, if any, of CFS or Greinke Parties, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to CFS or Greinke Parties, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 3 and ARTICLE 4 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, and except with respect to materiality, as reflected under GAAP, in the representations in Section 4.8 related to the Financial Statements, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import and except with respect to materiality, as reflected under GAAP, in the representations in Section 4.8 related to the Financial Statements, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules; provided, however, that the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 shall not be deemed false or misleading or deemed to contain untrue statements of material fact or to have omitted to state material facts solely because of the absence of any disclosure schedules as of the time of execution of this Agreement.

(b) Compliance with Obligations. Each Greinke Party must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) No Material Adverse Change or Destruction of Property. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CFS. Without limiting the foregoing, (i) there must have been no Material Adverse Change to CFS, (ii) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to CFS, and (iii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on CFS.

(d) No Adverse Litigation. There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the reasonable judgment of UFEN, makes it inadvisable to proceed with the Transactions.

(e) Consents. The Greinke Parties and UFEN must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of any Greinke Party from any Person (i) from whom such Consent is required, including under any Contract listed or required to be listed in Schedules 4.14, 4.15, 4.17, 4.20, and 4.25 or under the Law, or who (ii) as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.

(f) Liabilities. Prior to the Closing, the Greinke Parties must have obtained and delivered to UFEN full satisfactions or releases of all Liabilities due to or from CFS which are due to be satisfied or released under this Agreement to or on behalf of (i) any Affiliate of CFS or (ii) Greinke or any Affiliate of Greinke.

(g) Legal Opinions. The Greinke Parties must have delivered to UFEN an opinion of (i) Rutan & Tucker, LLP and (ii) Frank J. Cicone Law Corporation, each in form and substance reasonably acceptable to UFEN, addressed to UFEN and dated as of the Closing Date.

(h) Fairness Opinion. UFEN shall have received an opinion of a financial advisory firm, reasonably acceptable to the Board of Directors of UFEN, addressed to the Board of Directors of UFEN, that states that the Transactions are fair, from a financial point of view, to the holders of the Common Stock.

(i) Completion of Audit. The audit of CFS’s financial statements prepared pursuant to Regulation S-X promulgated under the Exchange Act for the periods specified in Rule 3-05(b) of Regulation S-X, including a manually signed unqualified accountant’s report pursuant to Rule 2-02 of Regulation S-X from Grant Thornton LLP with respect to such audited financial statements without any exceptions identified therein, shall have been completed.

(j) Board Approval. The approval of the board of directors of UFEN approving and adopting this Agreement and the issuance of UFEN Common Stock pursuant to Section 2.2 hereof shall have been obtained.

(k) Shareholder Approval. The approval of the holders of not less than 66-2/3% of the outstanding shares of UFEN’s Series A Preferred Stock approving and adopting this Agreement and the issuance of UFEN Common Stock pursuant to Section 2.2 hereof shall have been obtained.

8.2 Conditions Precedent to Obligation of Greinke Parties.

The obligation of each Greinke Party to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Greinke Parties in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of Greinke Parties (regardless of whether UFEN is given notice of any such matter): (i) consummation by Greinke Parties of the Transactions, (ii) any inspection or investigation, if any, of UFEN, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to UFEN, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 5 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date; provided, however, that the representations and warranties set forth in ARTICLE 5 shall not be deemed false or misleading or deemed to contain untrue statements of material fact or to have omitted to state material facts solely because of the absence of any disclosure schedules as of the time of execution of this Agreement..

(b) Compliance with Obligations. UFEN must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) No Material Adverse Change or Destruction of Property. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the UFEN Entities. Without limiting the foregoing, (i) there must have been no Material Adverse Change to the UFEN Entities, (ii) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to CFS, and (iii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on the UFEN Entities.

(d) No Adverse Litigation. There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the reasonable judgment of Greinke Parties, makes it inadvisable to proceed with the Transactions.

(e) Consents. UFEN and Greinke Parties must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of any UFEN Entity from any Person (i) from whom such Consent is required, including under any Contract listed or required to be listed in Schedules 4.14, 4.15, 4.17, 4.20, and 4.25 or under the Law, or who (ii) as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.

(f) Legal Opinion. UFEN must have delivered to Greinke Parties an opinion of Akin Gump Strauss Hauer & Feld LLP, or Brownstein Hyatt Farber Schreck, P.C., in form and substance reasonable acceptable to Greinke Parties, addressed to Greinke Parties and dated as of the Closing Date.

(g) Restatement of Financials. UFEN shall have completed the restatement of (i) its audited financial statements prepared pursuant to Regulation S-X promulgated under the Exchange Act for the fiscal year ended December 31, 2006 (including the furnishing of a manually signed unqualified accountant’s report pursuant to Rule 2-02 of Regulation S-X from Johnson Miller with respect to such restated audited financial statements without any exceptions identified therein), and (ii) its unaudited financial statements prepared pursuant to Regulation S-X for the three months ended March 31, 2007, as referred to in that certain Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 14, 2007. UFEN shall have filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission for the period ended June 30, 2007.

ARTICLE 9
TERMINATION

9.1 Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a) UFEN and Greinke may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b) UFEN or Greinke Parties may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice (or in the case of a delivery by any Greinke Party, each Greinke Party) will not have caused such failure to close.

(c) UFEN may terminate this Agreement by giving written notice to Greinke at any time prior to the Closing if any Greinke Party has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import and except with respect to materiality, as reflected under GAAP, in the representations in Section 4.8 related to Financial Statements, in which case such termination rights will arise upon any Breach).

(d) UFEN may terminate this Agreement by giving written notice to Greinke at any time prior to the Closing if UFEN is not reasonably satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of CFS and each of the other Greinke Parties.

(e) Each Greinke Party may terminate this Agreement by giving written notice to UFEN at any time prior to the Closing if such Greinke Party is not reasonably satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of UFEN.

(f) Each Greinke Party may terminate this Agreement by giving notice to UFEN at any time prior to the Closing if UFEN has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach).

9.2 Effect of Termination.

(a) Except for the obligations under Section 6.8, this ARTICLE 9 and ARTICLE 11, if this Agreement is terminated under Section 9.1, then, except as provided in this Section 9.2 all further obligations of the Parties under this Agreement will terminate.

(b) If UFEN or any Greinke Party terminates this Agreement pursuant to Section 9.1(c) or 9.1(d), as the case may be, then the rights of the non-breaching Party(ies) to pursue all legal remedies for Damages such Party(ies) suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

ARTICLE 10
INDEMNIFICATION

10.1 Survival of Representations and Warranties.

(a) Each representation and warranty of Greinke and Trust contained in ARTICLE 3 and any certificate related to such representations and warranties will survive the Closing and will continue in full force and effect forever. Each representation and warranty of Greinke Parties contained in ARTICLE 4 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for two (2) years thereafter, except (i) the representations and warranties set forth in Sections 4.4, 4.12, 4.25, and 4.26, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for ten (10) years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.5, and 4.7 which will survive the Closing and will continue in full force and effect forever.

(b) Each representation and warranty of UFEN contained in ARTICLE 5 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for two (2) years thereafter, except (i) the representations and warranties set forth in Sections 5.4, 5.12, 5.25, and 5.26, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for ten (10) years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 5.1, 5.2, 5.5, and 5.7 which will survive the Closing and will continue in full force and effect forever.

(c) Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

10.2 Indemnification Provisions for UFEN’s Benefit.

Greinke will indemnify and hold the Greinke Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach of any representation or warranty any Greinke Party has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than (in the event the Transactions are consummated) any such Breach that is disclosed in a supplement to the Schedules delivered under Section 6.6, as having caused a condition specified in Section 8.1 not to be satisfied.

(b) Any Breach by any Greinke Party of any covenant or obligation of any Greinke Party in this Agreement.

(c) Any product sold, shipped or manufactured or service provided by CFS prior to the Closing Date.

(d) Except as specifically indicated on the Schedules the Greinke Parties deliver under this Agreement, any event arising from the operation and ownership of, or conditions occurring with respect to, CFS prior to 11:59 p.m. on the Closing Date.

10.3 Indemnification Provisions for Greinke’s Benefit.

UFEN will indemnify and hold the UFEN Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a) Any Breach of any representation or warranty UFEN has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such Breach that is disclosed in a supplement to the Schedules delivered under Section 6.6, as having caused a condition specified in Section 8.2 not to be satisfied.

(b) Any Breach by UFEN of any covenant or obligation of UFEN in this Agreement.

(c) Any event arising from the operation and ownership of, or conditions first occurring with respect to, CFS after 11:59 p.m. on the Closing Date.

10.4 Indemnification Claim Procedures.

(a) If any Action is commenced in which any Indemnified Party is a party that may give rise to a claim for indemnification against any Indemnitor (an “Indemnification Claim”) then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(b) An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnified Party if (i) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 10.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not Consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Party believes could have a Material Adverse Effect on any other Actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party, or (B) if any portion of such Order would not remain sealed).

(d) In connection with any Indemnification Claim for Taxes, or if any condition in Section 10.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any Order with respect to an Indemnification Claim in any manner it may deem appropriate, (ii) each Indemnitor will jointly and severally be obligated to reimburse the Indemnified Party promptly and periodically for the Damages relating to defending against the Indemnification Claim, and (iii) each Indemnitor will remain jointly and severally Liable for any Damages the Indemnified Party may suffer relating to the Indemnification Claim to the fullest extent provided in this ARTICLE 10.

(e) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

10.5 Limitations on Indemnification Liability.

(a) With Respect to Claims by the Greinke Indemnified Parties. Any claims the Greinke Indemnified Parties make under this ARTICLE 10 will be limited as follows:

(i) Ceiling. Greinke’s aggregate Liability for money Damages under this Agreement related to Breaches of the representations, warranties, and covenants herein will not exceed an amount equal to the Purchase Price, provided that the limitation contemplated hereby will not be applicable with respect to (A) Breaches of Sections 3.1, 3.4, 4.1, 4.2, or 4.5 or (B) instances of actual (rather than constructive) fraud by a Greinke Party.

(ii) Basket/Threshold. Greinke will have no Liability for money Damages related to Breaches of the representations and warranties in ARTICLE 4 (other than under Sections 4.9(f), 4.9(l), 4.9(m), or 4.9(o)), unless and until the aggregate Damages claimed under Section 10.2 exceeds 1% of the Share Purchase Price (the “Greinke Indemnified Parties Threshold Amount”); provided, however, once such amount exceeds the Greinke Indemnified Parties Threshold Amount, the Greinke Indemnified Parties will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount.

(b) With Respect to Claims by the UFEN Indemnified Parties. Any claims the UFEN Indemnified Parties make under this ARTICLE 10 will be limited as follows:

(i) Ceiling. UFEN’s aggregate Liability for money Damages under this Agreement related to Breaches of the representations, warranties, and covenants herein will not exceed the Purchase Price, provided that the limitation contemplated hereby will not be applicable with respect to Breaches of Sections  5.1, 5.2, or 5.5 or instances of actual (rather than constructive) fraud by UFEN.

(ii) Basket/Threshold. UFEN will have no Liability for money Damages related to Breaches of the representations and warranties in ARTICLE 4 unless and until the aggregate of such Damages claimed under Section 10.3 exceeds 1% of the Purchase Price (the “UFEN Indemnified Parties Threshold Amount”); provided, however, once such amount exceeds the UFEN Indemnified Parties Threshold Amount, the UFEN Indemnified Parties will be entitled to recover all amounts to which they are entitled in excess of the UFEN Indemnified Parties Threshold Amount.

(c) With Respect to Claims by any Indemnified Party. Any claims any Indemnified Party makes under this ARTICLE 10 will be limited as follows:

(i) Reduction for Insurance Claims. The amount of Damages required to be paid for Damages will be reduced to the extent of any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Indemnification Claim.

(ii) Exclusion of Certain Types of Damages. All indemnification obligations will be limited to actual Damages and will exclude incidental, consequential, lost profits, indirect, punitive, or exemplary Damages.

(iii) Materiality Qualifiers. In determining whether a representation, warranty or covenant in this Agreement has been breached where such representation, warranty or covenant is modified by the words “material,” “Material Adverse Effect,” “Material Adverse Change,” or other words of similar import, such words or cases will be deemed to refer to an event or status (or series of related events or status) causing Damages in excess of $500,000 for each such event or status, or related events or status, except that “materiality” with respect to the representations in Section 4.8 or Section 5.8 relating to the relevant Financial Statements shall be determined by GAAP as applied in the preparation of such Financial Statements.

(iv) Interest. In determining the amount of “Damages” payable, the Parties will take into account the time value of money.

10.6 Indemnification if Negligence of Indemnitee.

THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT, OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS. Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnitor), whether before or after the date of this Agreement or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

10.7 Other Indemnification Provisions.

(a) The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at Law or in equity that any Party may have with respect to the Transactions.

(b) Any Liability of CFS to any UFEN Indemnified Party under this Agreement will terminate for all purposes upon Closing and have no further force or effect.

(c) A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 11
MISCELLANEOUS

11.1 Schedules.

(a) The Parties hereto acknowledge and agree that the Schedules relating to the representations and warranties of UFEN and the Greinke Parties in this Agreement are not required to be delivered as of the time of execution of this Agreement by UFEN and the Greinke Parties, but are required to be delivered as soon as practicable after such execution and, in any event, a reasonable time prior to the Closing, to permit the parties to review, evaluate and approve the disclosures made therein as a part of their due diligence investigation.

(b) The disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(c) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(d) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(e) The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

11.2 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, including the letter of intent, dated June 5, 2007, between Greinke and UFEN. There are no third party beneficiaries having rights under or with respect to this Agreement.

11.3 Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

11.4 Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of UFEN and each Greinke Party.

11.5 Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to UFEN and after Closing to CFS:

Attn: Charles McArthur
405 Marienfeld, Suite 300
Midland, Texas 79701
Tel: (432) 571-8055
Fax: (432) 687-5580

Copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
Attn: Will Liebmann
300 Convent Street, Suite 1500
San Antonio, Texas 78205
Tel: (210) 281-7000
Fax: (210) 224-2035

If to Greinke and before Closing to CFS:

Attn: Frank P. Greinke
P.O. Box 1258
Tacoma, Washington 98401-1258

Copy to (which shall not constitute notice):

Robert W. Bollar
General Counsel
P.O. Box 4159
Orange, California 92863-4159
Tel: (714) 516-7260
Fax: (714) 922-7230

Rutan & Tucker, LLP
Attn: Larry A. Cerutti
611 Anton Blvd., 14th Floor
Costa Mesa, CA 92626-9035
Tel: (714) 641-3450
Fax: (714) 546-9035

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.6 Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 11.7 and 11.11, in addition to any other remedy to which they may be entitled, at Law or in equity.

11.7 Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court in the State of Nevada, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b) Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transactions, including, Contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

11.8 Time.

Time is of the essence in the performance of this Agreement.

11.9 Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

11.10 Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.11 Governing Law.

This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of Law principles.

11.12 Amendments and Waivers.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by UFEN and each Greinke Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.13 Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

11.14 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Greinke agrees that CFS has not borne nor will bear any costs and expenses (including any legal fees and expenses of any Greinke Party) in connection with this Agreement or any of the Transactions.

11.15 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise, words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.16 Incorporation of Exhibits, Annexes, and Schedules.

The Exhibits, Annexes, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

11.17 Joint and Several Obligations.

Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Greinke Party pursuant to this Agreement will be deemed to be made by and attributable to each Greinke Party, jointly and severally, and UFEN will have the right to pursue remedies against any one or more Greinke Party, without any obligation to give notice to or pursue all Greinke Parties or to give notice to or pursue any individual Greinke Party before pursuing any other Greinke Party.

11.18 Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

11.19 Electronic Signatures.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

UNITED FUEL & ENERGY CORPORATION

By:	/s/ Charles McArthur
Charles McArthur
President and Chief Executive Officer

CARDLOCK FUELS SYSTEM, INC.

By:	/s/ Frank P. Greinke
Frank P. Greinke
Chairman and President

/s/ Frank P. Greinke
FRANK P. GREINKE, an individual

FRANK P. GREINKE, AS TRUSTEE UNDER THE GREINKE BUSINESS LIVING TRUST DATED APRIL 20, 1999

/s/ Frank P. Greinke
Frank P. Greinke, Trustee